Exhibit 2.1

FIRST AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT (“Amendment”), is made this December 5, 2011 to that certain Real Estate Purchase and Sale Agreement (the “Agreement”), dated October 31, 2011, and effective as of November 1, 2011, made by and between Professional Veterinary Products, Ltd. (“Seller”) and Sergeant’s Pet Care Products, Inc. (“Buyer”).

WITNESSETH:

1. All terms used herein shall have the same meaning as ascribed to them in the Agreement. Where the terms of this Amendment may conflict with the terms of the Agreement, the terms of this Amendment shall control.

2. Seller and Buyer agree that the Purchase Price is revised to be $4,662,500.00, which adjustment has been made by the parties hereto pursuant to Sections 4.1A and 4.3 of the Agreement.

3. The Closing shall take place at 10:00 a.m. on December 16, 2011.

4. Buyer hereby acknowledges that the Due Diligence Period has expired and Buyer waives any right to terminate the Agreement pursuant to Section 2.2B of the Agreement, but Buyer shall otherwise retain any other termination rights prior to Closing as set forth in the Agreement.

5. The personal property described in Exhibit A attached hereto is part of the Excluded Assets. Buyer shall provide Seller’s employee, Vicky Winkler, with a desk, chair and 2 four-drawer file cabinets, all in reasonably good condition.

6. Seller and Buyer shall work in good faith during the week of December 5-9, 2011, to: (i) allow Buyer to run two temporary Cox phone lines (“New Lines”) into the Subject Property for purposes of having the New Lines replace the current lines which are used by Seller to monitor for security alarms and fire alarms; and (ii) after installing the new lines, Buyer shall be allowed to (A) relocate certain racks and servers needed by Seller on-site to perform current operations, whereby such relocated racks and servers shall allow for remote connectivity by Seller, and (B) remove all other racks and servers from their current location and work with Seller to coordinate a location on-site where the buyer of such racks and servers may pick them up. Seller shall be solely responsible for ensuring that all data located in the servers is properly backed up and/or protected.

7. This Amendment may be executed in multiple counterparts, and together such counterparts shall constitute one and the same Amendment.

[The remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

SELLER:		BUYER:

PROFESSIONAL VETERINARY PRODUCTS, LTD., a Nebraska corporation		SERGEANT’S PET CARE PRODUCTS, INC., a Nevada corporation

By:	/s/ Vicky Winkler	By:	/s/ Robert Scharf
Name:	Vicky Winkler	Name:	Robert Scharf
Title:	President & CEO	Title:	President & CEO

Real Estate Purchase and Sale Agreement	10067 South 134th Street, Omaha, NE
Seller: Professional Veterinary Products, Ltd.

EXHIBIT A

Item	Qty	Location
Rolling Cube Work Tables	1	Vicky’s Office
Dell Latitude E6400 laptop w/docking stations, keyboard, mouse, speakers & all cords	1	Vicky’s Office
Dell Latitude D630 laptop w/docking station, keyboard, mouse & speakers	1	Andrew’s office
		4 in Vicky’s office, 1 in Andrew’s office,
Dell Monitor	6	1 in server room
Keyboard/Mouse	1	Server Room
Dell Optiplex 330/ with keyboard & mouse	2	1 in Vicky’s Office, 1 in Troy’s office
Dell 2335dn Printer	1	Vicky’s Office
HP Laser Jet 1320	1	Vicky’s Office
4 drawer paper holder	1	Vicky’s Office
Calculater	2	Vicky’s Office
Radio’s	3	2 in Vicky’s Office, 1 in Andrew’s office
Paper Shredder	1	Vicky’s Office
2 drawer metal file cabinet	1	Vicky’s Office
Sony Camera	1	Andrew’s office
Sony Dual Drive-rewrite	1	Andrew’s office
USB harddrive (maroon)	1	Andrew’s office
Black terabyte harddrive	1	Andrew’s office
		1 in Vicky’s Office, 1 at Receptionist
Bottle of Home Defense	2	desk
Miscellaneous personal items		Vicky’s Office, Andrew’s office
Books	44	Vicky’s Office
Boxes of Paper	4	Gym area
PVP record boxes	75	Gym area
Server-pvpccma-Dell Power Edge 1950	1	Server Room
Server-pvpccms-Dell Power Edge 1950	1	Server Room
Server-pvpqm-Dell power Edge 2950	1	Server Room
pvp-recorder-Dell Power Edge 1950	1	Server Room
pvp-viewer-Dell Power Edge 1950	1	Server Room
Server-ccmm-Dell Power Edge 1950	1	Server Room
Server-cct-Dell Power Edge 1950	1	Server Room
Server-tm-Dell Power Edge 1950	1	Server Room
Server-omapvpvc01-Dell Power Edge 850	1	Server Room
Server-pvpesx1-494-Dell Power Edge 1950	1	Server Room
Server-pvpesx2-495-Dell Power Edge 1950	1	Server Room
San Server-pvpsan01a-Equallogic PS300	1	Server Room
Firewall-omapvpfw03a-Cisco ASA 5505	1	Server Room
Firewall-omapvpfw03b-Cisco ASA 5505	1	Server Room
Router Cisco 2800 Series	1	Server Room

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into this 31st day of October 2011, by and between PROFESSIONAL VETERINARY PRODUCTS, LTD, a Nebraska corporation (the “Seller”), and Sergeant’s Pet Care Products, Inc., a Nevada corporation, or its assignee (the “Buyer”).

WHEREAS, Seller owns real estate and improvements located at located at 10067 S. 134th Street, Omaha, Nebraska (the “Facilities”), all as hereinafter more particularly described in Schedule 1.1A hereto;

WHEREAS, on August 20, 2010, Seller filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) and currently is debtor and debtor-in-possession in the United States Bankruptcy Court for the District of Nebraska (the “Bankruptcy Court”) filed under docket #10-82436-TJM (the “Bankruptcy Case”);

WHEREAS, subject to the terms and conditions set forth in the auction and bidding procedures annexed hereto, and the approval of the Bankruptcy Court, which is a condition to the sale of the property pursuant to Section 363 of the Bankruptcy Code, Seller proposes to sell substantially all of the real estate and real estate related assets of its business (“the Business”) to Buyer and Buyer proposes to purchase such assets from Seller, all for the purchase price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

PROPERTY AND PURCHASE PRICE

1.1 Property. Seller shall sell to Buyer, and Buyer shall purchase from Seller, upon and subject to the terms and provisions hereof, the Subject Property, as hereafter defined, and all and singular the rights, privileges, advantages, and appurtenances belonging or in any way appertaining to the Subject Property, including all right, title, and interest of Seller, reversionary or otherwise to all easements upon the Subject Property and all buildings, leasehold rights, roads, alleys, waters, wastewater capacity or reservations, mineral, oil and gas rights (if any), streets, or rights-of-way bounding the Subject Property (to the centerline thereof), and rights of ingress and egress thereto, and all other interests in strips and gores owned by Seller, if any, on or immediately abutting the Subject Property. A nonexclusive listing of such Subject Property includes the following:

A. Land. Those certain tracts or parcels of land being more particularly described on Schedule 1.1A attached hereto, consisting of the parcel on which the Facilities are located and an adjacent undeveloped parcel of land consisting of approximately 10 acres (collectively, the “Land”) and all appurtenant rights in and to the Land;

B. Improvements. Those certain improvements located on the Land, consisting of an office & warehouse building containing approximately 131,110 square feet, all of which improvements shall be referred to herein as the “Improvements”, together with all fixtures, heating and air conditioning systems, equipment, appurtenances and other property affixed to, located upon, and used primarily in connection with the Improvements;

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 1

C. Personal Property. Any and all personal property currently located at the Improvements, including but not limited to all existing books and records relating to the construction and maintenance of the Facilities, office equipment, warehouse racking, appliances, tools, maintenance equipment, manufacturers’ warranties (including, without limitation, roof warranties), and other personal property situated upon or used in the operation of the Land and Improvements, and intangible personal property relating to the Land and Improvements (including without limitation, telephone numbers) (the “Personal Property”);

D. Tenant Leases. Seller’s interest in one farm lease with a single tenant who has farmed certain areas of the land under an oral year-to-year lease (the “Tenant Lease”), and in all security, advance rental, or other deposits actually received by or due to Seller under the Tenant Lease;

E. Plans and Studies. To the extent in Seller’s possession, a copy of all site plans, surveys, soil and substrata studies, engineering plans and studies, environmental studies, floor plans, landscape plans, and other plans, diagrams or studies of any kind, if any, now in Seller’s possession which relate to the Land, the Improvements or the Personal Property (the “Plans and Studies”); and

The Land, Improvements, Personal Property, Tenant Leases, and Plans and Studies, and other property described above shall be referred to collectively as the “Subject Property.”

1.2 Purchase Price and Closing.

A. Purchase Price. The total purchase price shall be the sum of $4,900,000.00 (the “Purchase Price”), as may be adjusted in accordance with the terms of this Agreement.

B. Earnest Money. Buyer shall deposit in cash or by wire transfer, in a separate interest bearing account with Missouri River Title, 11317 Davenport Street, Omaha, Nebraska 68154 (the “Title Company”), as Earnest Money, the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Earnest Money”) within two (2) business days following the full execution hereof. The Earnest Money shall be placed in an insured interest-bearing account by Title Company. Upon consummation of this transaction, the Earnest Money, together with all interest accruing thereon, shall either be credited against the Purchase Price or returned to Buyer, at Buyer’s election. In the event this Agreement is terminated by the party granted such right of termination (for any reason expressly provided hereunder) the Earnest Money shall be delivered to Buyer or Seller, as provided herein, and any accrued interest on the Earnest Money shall be returned to Buyer.

C. Wire of Purchase Price. Buyer shall (unless the Agreement has been previously terminated) wire transfer the balance of the cash portion of the Purchase Price to the Title Company for the benefit of Seller as of the Closing.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 2

D. Closing. The date that this Agreement is fully executed by Seller and Buyer shall constitute the “Effective Date” of this Agreement. Subject to the satisfaction of the conditions set forth in this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. on the later of (i) November 30, 2011; (ii) five (5) days after expiration of the Due Diligence Period; or (iii) such other date mutually agreeable to Seller and Buyer, in the offices of the Title Company or at such other location mutually agreeable to Seller and Buyer.

1.3 Excluded Liabilities. Except with regard to the Assumed Obligations (as defined below) Buyer will not assume, pay, discharge or otherwise be liable for any liabilities, claims, debts, damages, indebtedness, expenses and obligations, or portions thereof relating to the Subject Property as exist on the Closing Date or arise out of or relate to the ownership, operation or use of the Subject Property prior to Closing, whether known or unknown, contingent, absolute, liquidated or unliquidated, disputed and undisputed or otherwise, including without limitation any of the following liabilities or obligations (herein referred to as “Excluded Liabilities”):

A. Any of Seller’s liabilities or obligations under this Agreement.

B. Any of Seller’s liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including without limitation attorneys’ and accountants’ fees.

C. Except with respect to prorated real estate taxes as set forth in Section 4.9, all obligations, claims, or liabilities of Seller or any predecessor(s) or affiliate(s) of Seller or for which Seller or any predecessor(s) or affiliate(s) of Seller could be liable relating to federal, state or local taxes of any type, including, without limitation, any taxes that will arise as a result of the sale of the Subject Property or the assumption of the Assumed Obligations pursuant to this Agreement and any deferred taxes of any nature.

D. Any environmental liabilities (including without limitation personal injury, property damages and liabilities relating to cleanup, investigation, correction, remediation or activities required by governmental regulators) related to the ownership or operation of the Subject Property on or before the Closing Date (including without limitation any arising from the on-site or off-site release, threatened release, treatment, storage, disposal, or arrangement for disposal of hazardous substances).

E. Any liabilities or obligations arising under any Excluded Contracts or otherwise relating to any Excluded Assets.

F. Any cure obligations (pursuant to the Bankruptcy Code or any other applicable law) with respect to any Assumed Contract.

G. All obligations and liabilities of Seller or any predecessor(s) or affiliate(s) of Seller resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of the Business or ownership or lease of any properties or assets or any properties or assets previously used by Seller, or other actions, omissions, including, without limitation, any amounts due or which may become due or owing under the Assumed Contracts with respect to the period prior to Closing, whether known or unknown on the date hereof.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 3

H. All obligations and liabilities of Seller or any predecessor(s) or affiliate(s) of Seller resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of the Business anywhere or ownership or lease of any properties or assets or any properties or assets previously used by Seller at any time, or other actions, omissions or events occurring prior to the Closing and which (A) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any law, rule, regulation, treaty or other similar authority or (B) relate to any and all claims, disputes, demands, actions, liabilities, damages, suits in equity or at law, administrative, regulatory, arbitral or quasi-judicial proceedings, accounts, costs, expenses, setoffs, contributions, attorneys’ fees and/or causes of action of whatever kind or character against Seller or any predecessor(s) or affiliate(s) of Seller whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened; and

1.4 Assumed Obligations. Subject to the terms and conditions set forth in this Agreement, Buyer shall assume from Seller and thereafter be responsible for the payment, performance or discharge of only the liabilities and obligations of Seller (all such liabilities and obligations herein called the “Assumed Obligations”) under the Assumed Contracts first accruing or arising after the Closing.

1.5 Excluded Assets. Notwithstanding the provisions of Section 1.1 above, the parties agree that the following are expressly excluded from this purchase and sale and are not included in the Subject Property (the “Excluded Assets”):

A. Seller’s rights under or pursuant to this Agreement;

B. Seller’s cash and cash equivalents in excess of the deposits;

C. All leases or other contracts of Seller not identified as an Assumed Contract; and

D. Seller’s AS400 computer system and phone number 402-829-5312.

ARTICLE II

TITLE, SURVEY AND INSPECTIONS

2.1 Title and Survey Matters.

A. Title. Within three (3) days from the Effective Date of this Agreement, Seller shall furnish Buyer, at Seller’s sole cost and expense, with a Commitment from the Title Company, for an Owner’s Title Insurance Policy for the Subject Property (the “Commitment”), with the Commitment to be in the full amount of the Purchase Price, together with legible copies of all instruments mentioned therein as exceptions to good and indefeasible title.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 4

B. Survey. Concurrent with the Effective Date, Seller at Seller’s cost shall deliver to Buyer any survey of the Subject Property currently under Seller’s control (the “Existing Survey”). Buyer, at its cost, shall have the right, and Seller will cooperate to cause the issuance of an update to the Existing Survey to be issued to the benefit of Buyer (or its assigns), Title Company, Seller and any applicable lender (the “Updated Survey”). Buyer, if Buyer elects in its sole discretion, may obtain a new ALTA survey of the Subject Property. For purposes of this Agreement the Updated Survey or new survey obtained by Buyer shall be herein referred to as the “Survey”.

C. Objections. Buyer shall, prior to the expiration of the Due Diligence Period (provided the Commitment and Survey are furnished to Buyer in accordance with the time frames contemplated herein), notify Seller in writing of any matters, conditions or exceptions to the title or appearing on the Survey which are unacceptable to Buyer in Buyer’s sole discretion (the “Objection Notice”). Seller shall have ten (10) days from receipt of such Objection Notice within which to exercise reasonable efforts to so correct the objected matters. If Seller is unable after reasonable efforts to so correct such matter(s) within such time period, Buyer may terminate this Agreement and the parties shall be released from all further obligations under this Agreement except for those obligations expressly stated to survive termination of this Agreement, and the Earnest Money shall be returned to Buyer in full.

D. Permitted Exceptions. If Buyer fails to notify Seller in writing of any conditions, matters or exceptions, whether from the Commitment or the Survey, which are unacceptable to Buyer within the periods set forth above, such conditions shall be deemed accepted by Buyer and shall constitute permitted exceptions (the “Permitted Exceptions”), and Buyer’s right to request Seller to cure such conditions, matters or exceptions shall be deemed waived by Buyer.

2.2 Buyer Inspection.

A. Inspection Rights and Duties. Pending Closing, Buyer, its employees, agents, attorneys, accountants, appraisers, architects, real estate advisors and engineers, may inspect the Subject Property during normal business hours (upon reasonable prior notification to permit Seller to coordinate access with Seller’s tenants, if any) and conduct studies and tests thereon. Buyer agrees to indemnify, defend and hold Seller harmless from and against any claims or liabilities arising out of the exercise of such inspection rights by Buyer or the failure of Buyer to perform any such studies and tests. Subject to the foregoing, Seller shall provide to Buyer, and its agents and representatives, immediate access to the Subject Property, and shall instruct its personnel to fully cooperate with Buyer.

B. Due Diligence Period. Buyer shall have a period of thirty (30) days following the Effective Date hereof (ending at 5 p.m., Central time on the 30th day) (the “Due Diligence Period”) to conduct any inspections, tests, or investigations, including, but not limited to operating expense and maintenance evaluations, feasibility studies, construction and engineering studies, soil and hazardous materials and hazardous substances tests, water and sewer capacity evaluations, tax statements, supplier and service contracts and conduct any other study, test, investigation, or inspection which Buyer deems necessary, of or upon the Subject Property. In the event that Buyer provides written notice to Seller prior to the end of the Due Diligence Period of Buyer’s election to terminate this Agreement and the transaction hereunder, this Agreement shall terminate, in which event, (i) Buyer shall be entitled to the return of the Earnest Money,

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 5

less the sum of One Hundred Dollars ($100.00) which shall be delivered to Seller, (ii) all information provided by Seller to Buyer shall be returned to Seller, and (iii) each party shall thereafter be relieved of further liability to the other, except for obligations that survive the termination of this Agreement.

C. Seller Furnished Information. To the extent not previously provided by Seller to Buyer, upon the execution hereof, Seller, within three (3) days of the Effective Date, shall deliver to Buyer copies of the following materials to the extent such information and material is in the custody or control of Seller:

(i) Copies of all Tenant Leases then in effect, with the original Tenant Leases available for inspection by Buyer at any time during the Due Diligence Period at the Subject Property;

(ii) All of Seller’s cost and expense documentation relating to the operations of the Subject Property for the preceding three (3) full calendar years and the most recent cost and expense documentation for the current year;

(iii) All of Seller’s or Seller’s management historical records for work orders, maintenance, bids, work performed, warranties or any other records on hand or reasonably requested by Buyer pertaining to the grounds or physical improvements or equipment of the Subject Property obtained or performed within the past three (3) years;

(iv) All of Seller’s contracts relating to the maintenance and operation of the Subject Property;

(v) Except as otherwise received by Buyer with the Commitment, copies of any documents regarding easements, restrictions, covenants, conditions, side letters or other documents encumbering the Subject Property currently, or which to Seller’s knowledge shall encumber the Subject Property in the future;

(vi) All studies and reports relating to hazardous or toxic substances or otherwise; and to water, sewage and drainage relating to the Subject Property; or which may affect the operation, use or ownership of the Subject Property;

(vii) All information relating to ad valorem taxes on the Subject Property for any time period after 2008 including specifically but without limitation any assessments, notices of change in valuation, bills, invoices, SID information, administrative hearings, or litigation;

(viii) As-built plans and specifications, soil reports, and any and all previous appraisals of the Subject Property;

(ix) Any and all permits and/or certificates of occupancy currently required by local or state jurisdictions to be in force at the Subject Property, or for operations thereof, which shall be current and issued to Seller;

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 6

(x) Copies of any governmental licenses and permits, special use, nonconforming use and zoning variances and waivers, and any certificates of occupancy related to the Subject Property;

(xi) Any and all correspondence, notices, reports, or other documents or information related to any code violations at the property received within the past three (3) years. Code violations include but are not limited to those received from the governing bodies of the controlling City, County, State, ADA, OSHA, Fire Department, Police Department, Civil, Planning and Zoning, Traffic, EPA, or Corp of Engineers;

(xii) Any other reports reasonably requested by Buyer related to the tenants, employees, vendors, contractors, or operations of the Subject Property (with Buyer or its management company having the right to conduct a complete lease and file audit during the Due Diligence Period);

(xiii) A current insurance certificate for the Subject Property along with a 5-year loss history report;

(xiv) A detailed inventory listing of the Personal Property, including without limitation office furniture, office equipment and maintenance equipment; and

(xv) Any other records or documents related to the Subject Property or its ownership, operation, or history that Buyer may reasonably require.

ARTICLE III

SELLER’S REPRESENTATIONS

3.1 Seller’s Representations. Seller hereby represents and warrants to Buyer, its successors and assigns, that:

A. No Violations. Subject to Bankruptcy Court approval, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in any breach of any of (either with notice or lapse of time or otherwise), (ii) constitute a default under, (iii) result in a violation of, (iv) result in the creation of any lien, security interest, charge or encumbrance upon the Subject Property, (v) give any third party the right to modify, terminate or accelerate any obligations under, or (vi) require any authorization, consent, approval, exemption or other action by any court, other governmental body, or other third party under the provisions of, the charter or by-laws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller is bound or to which any of the Subject Property is subject, or any law, statute, rule, regulation, order, judgment or decree to which Seller is subject.

B. Compliance with Law. Seller, to its knowledge, is not in violation of and has not violated, and is not under investigation or inquiry with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, regulation, judgment, injunction, order or decree applicable to the Subject Property,

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 7

except for violations that have not had and could not reasonably be expected to be material to the Subject Property or the Assumed Liabilities. Seller has been issued and holds in its possession all necessary permits and certificates of occupancy, which are now and as of the Closing shall be current.

C. Environmental Matters. Seller, to its knowledge, is not aware of any release, generation, discharge, manufacture, treatment, transportation, or disposal on or in connection with the Subject Property of any hazardous, dangerous or toxic materials, substances or wastes (collectively, “Hazardous Materials”), as any of such terms are defined by the Comprehensive Environmental Response Compensation and Liability Act, or the Resource Conservation Recovery Act or any other applicable federal, state or local law, regulation, ordinance or requirement relating to or imposing standards of conduct concerning any Hazardous Materials (collectively, “Environmental Law”) in violation of any Environmental Laws. Additionally, Seller, to its knowledge, represents and warrants that there are no underground storage tanks buried on the Subject Property. With respect to this Section 3.1(C), Seller’s knowledge shall be limited to the knowledge of Vicky Winkler.

D. Special Assessments. There are no special or other assessments for public improvements or otherwise currently affecting the Land or Improvements nor has Seller received any notice that there are any pending or threatened special assessments or contemplated improvements which would result in a special assessment affecting the Subject Property.

E. Ad Valorem Tax. During the last five (5) years, the Subject Property has not been subject to the benefit of any law reducing the ad valorem tax rate based upon any open space or any other special valuation use.

F. Litigation. Except with respect to the Bankruptcy proceedings, there are no legal proceedings of any type or nature (including condemnation) pending or to Seller’s knowledge which (i) would adversely affect any portion of the Subject Property, (ii) would adversely affect the ability of Seller to perform its obligations, or (iii) relate to or arise out of the ownership or operation of the Subject Property which are not fully and adequately defended and covered by insurance.

G. Adverse Parties. There are no adverse parties in possession of any part of the Subject Property, other than the Tenant under the Tenant Lease.

H. Foreign Person. Seller is not prohibited from consummating the transactions contemplated hereby and is not a “foreign person” as defined in Section 1445(f) of the Internal Revenue Code of 1986, as amended.

I. Title. Seller now has and will have on the Closing good and indefeasible title, right and interest in fee simple in and to all the Land and Improvements constituting the Subject Property and will at Closing have such interests free and clear of all liens, mortgages, easements, leases, tenancies, encumbrances and defects other than the Permitted Exceptions, liens for taxes that are not delinquent and the Tenant Leases.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 8

J. Right and Power. Subject to the necessary authorization from the Bankruptcy Court, Seller has full right, capacity, power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Seller has taken all action required by law (including Seller’s organizational documents) to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The performance of this Agreement and the other agreements contemplated hereby constitutes a valid and binding obligation of Seller enforceable in accordance with their terms. Seller is validly existing and in good standing under the laws of the jurisdiction of its organization.

K. Service Contracts, Licenses and Leases. All management, service, supply or maintenance agreements or other licenses or leases with respect to the Subject Property shall be listed on Schedule 3.1K within ten (10) days after the date of this Agreement. Except for the Tenant Lease, there are no management, service, supply or maintenance agreements or other licenses or leases with respect to the Subject Property, or any portion thereof, that (i) cannot be cancelled without liability upon thirty (30) days’ notice, without cause, or (ii) upon cancellation, would create, give rise to, or form the basis of, a premium, penalty or charge, or (iii) upon cancellation would create or give rise to a lien or other encumbrance on the Subject Property. Seller warrants and represents that it has fully complied with and performed its obligations under all such service agreements, leases and other agreements which relate to the Subject Property.

L. Personal Property. Except for security interests to be satisfied by Seller as of the Closing, all the Personal Property located at the Subject Property and included in this sale is owned by Seller and is free and clear of all liens and encumbrances, and title to such Personal Property shall be transferred at Closing to Buyer by acceptable Bill of Sale.

M. Access. To Seller’s knowledge, after reasonable inquiry and investigation, there is no fact or condition existing which could result in the termination of the current access from any portion of the Subject Property to all presently existing roads or thoroughfares adjoining or situated on the Subject Property.

N. Tenant Lease. With respect to the Tenant Lease, (i) this is an oral lease which can be terminated prior to August 31 of any year to effectively terminate the lease as of February 28 of the following year, (ii) no event or circumstance has occurred which (regardless of whether notice is required to be furnished) constitutes a breach or default by Seller or the Tenant under the Tenant Lease, and (iii) no payments of any amount are due by the Tenant under the terms of the Tenant Lease.

3.2 Buyer’s Representations. Buyer hereby represents and warrants to Seller as follows:

A. Right and Power. Buyer is a corporation duly organized and validly existing under the laws of the State of its formation. Buyer has full right, power, and authority to execute, deliver, and perform this Agreement without obtaining any consents or approvals from, or the taking of any other actions with respect to, any third parties (or if any such consents, approvals, or other actions are required, the same will be accomplished prior to the Closing), and this Agreement when executed and delivered by Seller and Buyer, will constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to execute and deliver such documents and instruments.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 9

B. Financing. Except as further described in Section 4.8(A)(iii), Buyer’s obligations hereunder shall not be contingent upon financing. Buyer represents and warrants that either (i) it has sufficient funds and resources available to implement the Closing without the necessity for third party financing, or (ii) it has or will have adequate financing to complete this transaction.

ARTICLE IV

PRECLOSING AND CLOSING

4.1 Operation of Subject Property.

A. From the Effective Date through Closing, Seller, at no cost or expense to Buyer, will operate and maintain the Subject Property or cause the same to be operated and maintained free from waste and neglect, normal wear and tear excepted, in substantial compliance with applicable law and in substantially the same manner the Subject Property has been operated and maintained historically. During the Due Diligence Period, Buyer and Seller shall each work in good faith to determine whether the HVAC, electrical, plumbing and foundation located in or as a part of the Improvements are in good working order and without material or latent defects in such items. In the event Buyer’s inspections of the Subject Property reasonably cite any maintenance, repair or replacement issues that need to be addressed with the HVAC, electrical, plumbing or foundation, Buyer shall receive a discount on the Purchase Price in the amount of such repairs or replacements; provided, however, (i) Buyer and Seller shall determine any estimated costs for such repairs or replacements in accordance with the provisions set forth in Section 4.3 and (ii) in no event shall the amount of such discount, when added to any Purchase Price discount determined in accordance with Section 4.3, exceed $500,000.

B. From the Effective Date through Closing, without the prior written consent of Buyer (which shall not be unreasonably withheld), Seller will not further encumber nor permit any further encumbrances to the Subject Property, including, but not limited to service agreements, and during such period, Seller further agrees not to modify, extend, renew or change any existing encumbrance against the Subject Property prior to the earlier of Closing or the expiration or termination of this Agreement.

C. From the Effective Date through Closing, Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld) (i) amend or modify the Tenant Lease, or (ii) enter into any new lease for the Subject Property or any portion thereof.

4.2 Buyer’s Access and Improvements to Subject Property. During the Due Diligence Period, Buyer shall, in addition to its inspection rights as set forth in Section 2.2 above, have the right to full and complete access to the Subject Property for purposes of (i) removing certain racking, conveyor systems and other equipment from the Improvements, (ii) upgrading and installing any necessary telephone lines and computer cables for purposes of preparing the Improvements to support Buyer’s business operations, (iii) installing any demising walls in the building as necessary for Buyer’s business operations, and (iv) making such other

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 10

improvements as Buyer reasonably desires in a manner which will either improve the resale value of the Subject Property (as determined by Seller) or could be easily removed and returned to its prior condition in the event that Buyer terminates this Agreement prior to Closing. Buyer agrees to indemnify, defend and hold Seller harmless from and against any claims or liabilities arising out of Buyer’s work in the Improvements or on the Subject Property during the Due Diligence Period. Seller shall provide to Buyer, and its agents and representatives, immediate access to the Subject Property, and instruct its personnel to fully cooperate with Buyer and its agents. Buyer shall maintain insurance covering the Subject Property during the Due Diligence Period to support Buyer’s its obligation to indemnify, defend and hold Seller harmless from and against any claims or liabilities as set forth in this Section 4.2.

4.3 Roof and Window Analysis. During the Due Diligence Period, Buyer and Seller shall each work in good faith to determine the condition of the roof and windows located in and on the Improvements. Based upon Buyer’s previous inspections of the Subject Property, Seller acknowledges that Buyer has certain concerns with leaking of the roof and/or windows and Seller acknowledges that it has an insurance claim pending for the roof. Based upon each of Buyer’s and Seller’s inspections, each party shall provide the other party with an estimate of the costs to repair or replace (as applicable) any and all components of the roof or windows necessary to ensure the Improvements won’t leak after closing. In the event that Buyer and Seller do not agree upon a reasonable amount that would be necessary to such repairs or replacements, each party shall appoint an inspection representative, whereupon each party’s inspection representative shall then mutually agree upon a third party to analyze and determine the repairs and replacement necessary to reasonably ensure that the roof and windows won’t leak. After the third party representative has determined its estimate of such repair and replacement costs, such third party’s determination shall (i) be binding if the amount is between the prior two amounts provided by each party, or (ii) rejected if it is higher than either party’s prior estimate or lower than either party’s prior estimate, in which case the party with the estimate closest to the third party’s estimate shall be binding. By way of example and not limitation, in the event that Buyer determines the repairs or replacement necessary are $250,000.00, and Seller determines that the repairs or replacement necessary are $150,000.00, then (i) if a third party determines that the repairs should be in the amount of $225,000.00, said third party’s estimate shall be binding, or (ii) if the third party’s estimate of repairs is $120,000.00, then Seller’s $150,000.00 estimate shall be binding. Based upon the final estimate of repairs or replacement as determined in accordance with this Section 4.3, Buyer shall have the choice to either (i) receive a discount on the Purchase Price of such amount, or (ii) receive an assignment of Seller’s insurance claim. In the event that Buyer chooses to obtain a discount on the Purchase Price for such repairs, then Seller shall retain all rights to any insurance claims related to the roof and/or windows. Notwithstanding the foregoing provisions of this Section 4.3, in no event shall the amount of any Purchase Price discount for the roof and windows, when added to any Purchase Price discount determined in accordance with Section 4.1(A), exceed $500,000

4.4 Risk of Loss. Except for damage or liability arising due to Buyer’s work as described in Section 4.2 above, the risk of loss in the event of casualty shall rest exclusively with the Seller until the Closing has occurred. Thereafter, Buyer will assume the full risk of loss. In the event prior to Closing a portion of the Subject Property is damaged or destroyed beyond the current condition of the Subject Property as of the Effective Date, Buyer may, within fifteen (15) days after receipt of written notice of such damage from Seller, elect to: (i) close the transaction without any reduction in the Purchase Price except for the amount of the casualty insurance deductible (if any), in which event Buyer shall be entitled to the insurance proceeds; or (ii) terminate the Agreement, in which event Buyer shall be entitled to return of the Earnest Money.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 11

4.5 Condemnation. If at any time prior to the Closing, any material portion of the Land or Improvements is threatened with condemnation or legal proceedings commenced under the power of eminent domain, Seller shall promptly give Buyer written notice of such fact, and shall furnish to Buyer copies of all notices received by Seller pertaining thereto. Buyer shall have the right, within ten (10) business days after the receipt of such notice, to terminate this Agreement by written notice to Seller, in which event Buyer shall be entitled to the return of the Earnest Money and neither Seller nor Buyer shall have any further obligations hereunder (except obligations which are expressly stated to survive termination of this Agreement). If this Agreement is not so terminated, Buyer shall be obligated (subject to satisfaction of all other Closing conditions) to proceed with the Closing hereunder and the damages attributable to the Subject Property awarded by the Court in connection with such proceedings shall belong to the Buyer. The Purchase Price will not be abated or reduced on account of any such proceedings.

4.6 Seller’s Closing Obligations. At Closing, Seller shall execute and deliver or tender the following items:

A. Warranty Deed in the form of Schedule 4.6A (attached hereto) conveying to Buyer fee simple title to the Land and Improvements, free and clear of all liens and encumbrances, other than the Permitted Exceptions;

B. Seller’s Statement and any other statements or documents reasonably requested by Title Company;

C. Bill of Sale, assigning and conveying to Buyer title to all the Personal Property, free and clear of all liens and encumbrances, in a form to be agreed upon by the Parties within ten (10) days of entering into this Agreement;

D. Assignment of Service Contracts (if any, as selected by Buyer), Warranties (including roof warranties), Governmental Approvals and the Tenant Lease, in the form to be agreed upon by the Parties within ten (10) days of entering into this Agreement;

E. Copies of records and files relating to the operation, maintenance and tenants of the Subject Property which have not previously been delivered to Buyer;

F. A Non-Foreign Affidavit for Entity Transfer in the form of Schedule 4.4F (attached hereto);

G. Keys to all locks;

H. Security, advance rental and other deposits actually held by Seller relating to the Subject Property;

I. Copies of all third party and governmental consents (or other evidence satisfactory to Buyer) that Seller is required to obtain in order to effect the transactions contemplated by this Agreement, if any; and

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 12

J. Such other documents and agreements as may be necessary to effect the Closing hereunder.

4.7 Buyer’s Closing Obligations. At Closing the Buyer shall execute and deliver or tender the following items:

A. A. Purchase Price in immediately available funds plus all charges to be paid by Buyer at Closing less all credits available to Buyer at Closing;

B. Any statements or documents required from Buyer by the Title Company;

C. Assumption of the Seller’s rights and obligations in the Service Contracts and Tenant Lease, in the form to be agreed upon by the Parties within ten (10) days of entering into this Agreement;

D. Such other documents and agreements as may be necessary to effect the Closing hereunder.

4.8 Conditions to Closing.

A. Buyer’s Conditions. All of the obligations of Buyer under this Agreement are in all events further subject to and conditioned upon the fulfillment (unless waived in writing by Buyer or otherwise deemed waived in accordance with this Agreement) of the following conditions precedent:

(i) On or before the expiration of the Due Diligence Period, Buyer and Seller shall agree upon the final inventory list of all Personal Property;

(ii) On or before the expiration of the Due Diligence Period, Buyer shall be satisfied in its sole and absolute discretion with the suitability and feasibility of the Subject Property following its due diligence review and shall have continued this Agreement as permitted under Section 2.2;

(iii) During the Due Diligence Period, Buyer shall obtain a commitment from the Department of Economic Development (DED) for an award of Community Development Block Grant funding, whereby such funding shall be in the form of a $500,000.00 low interest loan with terms and conditions acceptance to Buyer;

(iv) On or before the expiration of the Due Diligence Period, Buyer and Seller shall have agreed upon the amount of any repair or replacement costs as set forth in Section 4.1(A) and 4.3 above;

(v) Seller’s representations contained in this Agreement, in schedules and in all certificates and other documents, both individually and considered as a whole, shall have been true and correct in all material respects as of the date hereof and such representations and warranties shall be true and correct in all material respects at and as of the Closing Date;

(vi) Seller shall have duly performed all of the obligations, conditions, covenants and agreements to be performed by it under this Agreement and shall have delivered the documents, instruments and other items required to be delivered under this Agreement;

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 13

(vii) The Subject Property shall be conveyed as of the Closing, free and clear of any and all liens and encumbrances, subject to the Permitted Exceptions, liens for taxes that are not delinquent, and the Tenant Lease;

(viii) A sale order (the “Sale Order”) of the Bankruptcy Court shall have been entered on the docket by the Clerk of the Bankruptcy Court and shall have become a final order no later than December 5, 2011. Seller shall use all reasonable efforts to cause the Sale Order to approve and authorize:

(1) the sale, transfer, assignment and conveyance of the Subject Property to Buyer free and clear of all liens (including liens for federal, state or local taxes), encumbrances (including, without limitation, any leasehold interests, licenses or other rights, in favor of any person, to use any portion of the Subject Property), claims, security interests, of whatever kind or nature, mortgages, pledges, restrictions, charges, instruments, licenses, encroachments, options, rights of recovery, judgments, orders and decrees of any court or foreign or domestic governmental authority; in each case of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown, and including all claims based on any theory that Buyer is a successor, transferee or continuation of Seller or the Business, in each case, other than the Assumed Obligations expressly assumed herein, whether arising prior to or subsequent to the date of the filing of the Chapter 11 petition of Seller, and in accordance with the terms of the Sale Order and Sections 363(f) and 365 of the Bankruptcy Code;

(2) the assumption and assignment of the Assumed Contracts, which shall be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Buyer, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing; and

(3) that Buyer is assuming only the Assumed Obligations and that Buyer shall have no duty, liability or obligation whatsoever (whenever arising) arising from or relating to the Excluded Liabilities.

B. Seller’s Conditions. All of the obligations of Seller under this Agreement are further subject to and conditioned upon the fulfillment (unless waived in writing by Seller or otherwise deemed waived in accordance with this Agreement) of the following conditions precedent:

(i) Buyer’s representations contained in this Agreement, in schedules and in all certificates and other documents, both individually and considered as a whole, shall have been true and correct in all material respects as of the date hereof and such representations and warranties shall be true and correct in all material respects at and as of the Closing Date.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 14

(ii) Buyer shall have duly performed all of the obligations, conditions, covenants and agreements to be performed by it under this Agreement and shall have delivered the Purchase Price and all of the documents, instruments and other items required to be delivered by it under this Agreement.

(iii) Except for the pending Bankruptcy Case, no action, proceeding or investigation by or before any court or governmental or administrative body will have been initiated, be pending, or threatened which could prevent any of the transactions contemplated by this Agreement or cause such transactions to be declared unlawful or rescinded.

(iv) The Bankruptcy Court shall have entered the Sale Order approving the execution of this Agreement by Seller and of the consummation by Seller of the transactions contemplated herein and the parties will have used reasonable efforts to cause the order not to be subject to Rules 6004(g) and 6006(d) of the Federal Rules of Bankruptcy Procedure.

4.9 Additional Instruments. In addition to the instruments and actions enumerated above, both Seller and Buyer shall additionally furnish or provide to each other and to the Title Company any other instruments mentioned in this Agreement, and any other ancillary instruments which are reasonably required by the Title Company to properly consummate the transaction or which are customarily executed in the county where the Subject Property is situated to effectuate the conveyance of property similar to the Subject Property.

4.10 Escrow Closing. The parties agree that the Title Company shall serve as escrow agent for the Closing, which shall be implemented as an insured Closing. At the Closing, Seller shall deliver to the Title Company all documents of conveyance executed by Seller hereunder, a settlement statement signed by Seller setting forth an accounting of funds to be received and disbursed by the Title Company, and all other documents signed by Seller contemplated herein. At the Closing, Buyer shall deliver to the Escrow Agent the Purchase Price, a settlement statement signed by Buyer, and all other documents signed by Buyer contemplated herein. The parties shall then proceed to consummate the Closing through the Title Company upon the satisfaction or waiver of all conditions hereunder.

4.11 Taxes. As to taxes for the calendar year in which the sale contemplated hereby is closed, the parties agree as follows:

A. To the extent any special assessments levied in relation to the Subject Property as of the date of Closing (including any installments thereon not yet due), such special assessments amounts (including future installment amounts) shall be deducted from the Purchase Price cash proceeds due Seller and paid to the Title Company to be held in escrow and paid to the appropriate taxing authority when and as due.

B. Other real estate and personal property taxes, becoming or which became, if not paid, delinquent in the year of Closing related to the Subject Property shall be prorated as of the date of Closing in the customary manner in Sarpy County, Nebraska. Such proration shall be final and the parties shall not make any post-closing adjustment with regard to such tax obligations.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 15

4.12 Income and Expense Proration. At Closing, all rents (except for the Tenant Lease), and prepaid expenses, utility charges, accounts payable, and other income or expense items relating to the Subject Property shall be prorated as of the date of Closing. Only prepaid expenses which are reasonable, of value to Buyer, and pertinent to services rendered at the Subject Property, will be prorated. Prepaid expenses shall not include on site inventory of supplies, equipment, furniture, licenses or permits or other Personal Property transferred with the Subject Property. If final readings and billings cannot be obtained as of the date of Closing, the final bills when received shall be prorated based upon the number of days Seller owned the Subject Property in such final billing period. In the event Buyer shall receive any rents or other charges due from tenants following Closing which relate to periods prior to the Closing, Buyer shall forward the same to Seller within five (5) days of Buyer’s receipt. Notwithstanding the foregoing, unless designated by the tenant as applicable to pre-Closing periods, rents received post-Closing shall be applied first to post-Closing periods, with excess delivered to Seller for application to pre-Closing deficiencies.

4.13 Closing Costs. All costs relating to the Closing of this transaction (the “Closing Costs”) shall be borne by the parties as follows:

A. Seller. One-half (1/2) of all premiums for a standard owner’s Title Policy, all documentary stamp fees if any, one-half (1/2) of all recording fees, all costs of Seller’s inspections under Sections 4.1(A) and 4.3 and one-half (1/2) of any costs for the third-party inspections (if any), Seller’s attorneys’ fees and one-half (1/2) of any escrow fees and such other expenses customarily borne by a seller in Sarpy, Nebraska.

B. Buyer. One-half (1/2) of all premiums for a standard owner’s Title Policy, plus all costs attributable to an extended owner’s title policy, including all costs for endorsements to the Title Policy as Buyer may deem appropriate, all cost of updating the Existing Survey or obtaining a new Survey, one-half (1/2) of all recording fees, all costs of Buyer’s due diligence investigation and all costs of Buyer’s inspections under Sections 4.1(A) and 4.3 and one-half (1/2) of any costs for the third-party inspections (if any), Buyer’s attorneys’ fees and one half (1/2) of any escrow fees, and such other expenses customarily borne by a buyer in Douglas County, Nebraska.

4.14 Assumption of Operating Agreements. At Closing, Buyer shall assume the service, supply and maintenance agreements relating to the Subject Property and the Tenant Lease as expressly selected by Buyer, if any, and designated by Buyer to Seller in a written document furnished during the Due Diligence Period (collectively, the “Assumed Contracts”). Seller shall remain responsible for, and shall indemnify, defend and hold harmless Buyer from and against any liability, loss, damage or expense relating to or arising out of action or inaction by Seller prior to Closing under any of the Assumed Contracts. Buyer shall have no obligation with regard to any service, supply or maintenance agreements and the Tenant Lease relating to the Subject Property which are not designated by Buyer to be assumed at Closing (the “Excluded Contracts”).

4.15 As Is, Where Is Condition. Except as otherwise provided in this Agreement, Seller hereby specifically disclaims any warranty or representation concerning the condition of the Subject Property, including without limitation, the Improvements thereat. The sale of the Subject Property as provided for herein is made, except as otherwise expressly provided in this Agreement, on an “As Is, Where Is” basis.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 16

4.16 Bankruptcy Actions. With respect to the bankruptcy proceedings,

A. Seller shall use all reasonable efforts to obtain prompt entry of the Sale Order and approval of the transactions contemplated hereby in an expedited process, including this Agreement, Seller’s performance under this Agreement and the assumption and the assignment of the Assumed Contracts, and an order authorizing the Assumption and Assignment pursuant to Section 365 of the Bankruptcy Code of the Assumed Contracts.

B. Seller will use reasonable efforts to provide Buyer with a reasonable opportunity to review and comment upon all motions, applications and supporting papers prepared by the Seller relating to this Agreement (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Cases.

4.17 Stalking Horse Protection. It is expressly acknowledged and agreed that Seller and the bankruptcy estate of Seller is directly benefited by Buyer’s submission of and agreement to the terms of this Agreement, by serving as a catalyst to potentially attract more favorable bids for the Subject Property or Seller’s assets (as a whole). As a protection to Buyer in connection with certain building improvements, costs, time and effort expended, the parties have agreed that it is reasonable to award Buyer a break-up fee in the event that any party other than Buyer becomes lawfully entitled to purchase the Subject Property as a result of, or in connection with, competitive bidding allowed by the Bankruptcy Court (regardless of whether such other party is entitled to purchase (i) solely the Subject Property or (ii) the Subject Property in combination with other assets or properties held by Seller. In such event, Buyer shall be entitled to receive (in addition to the return of the Earnest Money) a break-up fee, to be paid in cash at the closing of sale of the Subject Property in an amount of $150,000.00 (the “Break-Up Fee”). In the event that any party wishes to submit a competing bid for the purchase of the Subject Property, such bids shall be done in compliance with the terms set forth on Schedule 4.17 attached hereto.

ARTICLE V

TERMINATION

5.1 Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

A. By mutual written agreement of Buyer and Seller;

B. By either Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of the other party, which breach is not cured within ten days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing;

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 17

C. By the Buyer or Seller if (i) the Bankruptcy Court enters an order approving a sale of any material portion of the Purchased Assets to a party other than Buyer, (ii) any party other than Buyer becomes lawfully entitled to purchase the Purchased Assets as a result of competitive bidding allowed by the Bankruptcy Court, or (iii) the Bankruptcy Court enters an order prohibiting or preventing the sale of the Purchased Assets under this Agreement (in which events Buyer may be entitled to the Break-Up Fee pursuant to Section 4.15).

5.2 Effect of Termination or Breach. If this Agreement is terminated prior to the Closing, this Agreement shall become null and void and of no further force and effect, except (i) for this Section 5.2, and (ii) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination. If this Agreement is terminated prior to the Closing as a result of a breach of the provisions of this Agreement by Seller or if there is a failure to close this transaction for any reason other than the material default of Buyer, the Earnest Money shall be returned to Buyer in full, and the Buyer’s sole remedy shall be limited to initiate an administrative claim with the Bankruptcy Court for possible recovery of the Break-Up Fee in connection with this Agreement, and the Buyer shall not have (and does hereby waive) any claim for incidental or consequential damages, specific performance or any other injunctive or equitable relief. In the event the Closing is not consummated as a result of a material breach of the provisions of this Agreement by Buyer resulting in the termination of this Agreement by Seller, Seller’s sole remedy shall be retention of the full amount of the Earnest Money.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.1 Assignment. The rights and interest of Buyer under this Agreement may be assigned by Buyer without the written consent of Seller, provided that Buyer’s assignee assumes all of the obligations of Buyer under this Agreement. Upon any such assignment by Buyer, Buyer shall not be relieved of any of its obligations or liabilities hereunder.

6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.3 Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of Nebraska and all obligations of the parties are performable in Sarpy County, Nebraska.

6.4 SUBMISSION TO JURISDICTION. THE PARTIES HEREBY AGREE THAT ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS, AND PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS CONTEMPLATED HEREIN SHALL BE FILED AND MAINTAINED ONLY IN THE BANKRUPTCY COURT, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURT.

6.5 Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns where permitted by this Agreement, including any subsequent trustee of Seller in the Bankruptcy Case.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 18

6.6 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to this matter. Each party acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding upon the parties.

6.7 Time. Time is of the essence of this Agreement.

6.8 Brokers. Seller and Buyer each acknowledge that except for Investors Realty, Inc., no broker or other similar agent was utilized in connection with this transaction. Seller shall be solely responsible for and pay all real estate commissions due in connection with this transaction. Seller hereby agrees to defend, indemnify and hold harmless Buyer from and against any claims by any real estate broker whom Seller engaged regarding this transaction, for brokerage commissions, finders’ or other fees relative to this Agreement or the sale of the Subject Property and any court costs, attorneys’ fees or other costs or expenses arising therefrom and alleged to be due by authorization of Seller; and, except for Buyer’s broker from Investor’s Realty, Inc., Buyer hereby agrees to defend, indemnify and hold harmless Seller from and against any claims by any other real estate broker whom Buyer engaged regarding this transaction, for brokerage commissions, finders’ or other fees relative to this Agreement or the sale of the Subject Property and any court costs, attorneys’ fees or other costs or expenses arising therefrom and alleged to be due by authorization of Buyer.

6.9 No Merger. The provisions of this Agreement containing agreements between the parties relating to actions occurring after Closing shall not be merged into the instruments of Closing but shall expressly survive and be enforceable according to their terms.

6.10 Notices. Except as otherwise expressly set forth in this Agreement, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given and to have been received when delivered (i) personally, or (ii) by documented overnight delivery service, or (iii) sent by telecopy, telefax, or other electronic transmission service, provided a confirmation copy is also sent no later than the next business day by first class mail, return receipt requested, addressed to the parties at the respective addresses set forth below or at such other addresses as may be later specified by written notice delivered in accordance herewith.

SELLER: PROFESSIONAL VETERINARY PRODUCTS, LTD. 10077 S. 134th Street Omaha, Nebraska 68138 Attn: Vicky Winkler Fax: (402)	With Copies To: MCGRATH NORTH MULLIN & KRATZ, PC LLO 1601 Dodge Street, #3700 Omaha, Nebraska 68102 ATTN: Robert G. Dailey FAX: (402) 341-0216

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 19

BUYER: SERGEANT’S PET CARE PRODUCTS, INC. 2625 South 158th Plaza Omaha, Nebraska 68130-1770 Attn: Bob Scharf Fax: (402) 938-7092	With Copies to: KOLEY JESSEN P.C., L.L.O. One Pacific Place, Suite 800 1125 South 103rd Street Omaha, Nebraska 68124 Attn: Thomas F. Ackley Fax: (402) 390-9005

6.11 Holidays. If any date for the performance of any matter set forth in this Agreement falls on a Saturday, Sunday or legal holiday, then that date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

6.12 Section Headings. The headings assigned to various portions of this Agreement are for convenience only and shall not alter the substance of this Agreement.

6.13 Counterparts. This Agreement may be executed in counterparts and each shall be deemed to constitute an original for all purposes.

6.14 Interpretation. Buyer and Seller hereby acknowledge that each has been represented by legal counsel in the negotiation, execution and implementation hereof; and accordingly the terms or provisions hereof shall be interpreted and construed in a commercially reasonable manner and not against the interests of the drafter of this Agreement.

6.15 Facsimile Signatures and Initials. Facsimile or other electronic signatures and initials on this Agreement and Schedules shall be binding and enforceable.

6.16 Amendment. This Agreement may be amended or modified only by written document executed by Buyer (or its permitted assignee) and Seller.

[Remainder of page intentionally left blank; Signature Page follows.]

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Page 20

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SELLER: PROFESSIONAL VETERINARY PRODUCTS, LTD, a Nebraska corporation	BUYER: SERGEANT’S PET CARE PRODUCTS, INC., a Nevada corporation

By:	/s/ Vicky Winkler	By:	/s/ Robert Scharf
Name:	Vicky Winkler	Name:	Robert Scharf
Title:	President and CEO	Title:	President & CEO

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Signature Page

Schedule 1.1A

LEGAL DESCRIPTION

Parcel 1:

Lot 3, Hilltop Industrial Park Replat 1, a Subdivision, as surveyed, platted and recorded in Sarpy County, Nebraska.

Parcel 2:

Lot 24, together with the North 142.00 feet of Lot 25, Hilltop Industrial Park, a Subdivision, as surveyed, platted and recorded in Sarpy County, Nebraska.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Schedule 1.1A - Page1

Schedule 3.1K

SERVICE CONTRACTS

[To Be Identified]

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Schedule 3.1(J) - Page1

Schedule 4.6A

WARRANTY DEED

PROFESSIONAL VETERINARY PRODUCTS, LTD, a Nebraska corporation, GRANTOR, in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration received from GRANTEE,             , a             , conveys to GRANTEE the real estate (as defined in NEB. REV. STAT. 76-201) described in Exhibit 1 hereto.

GRANTOR covenants with GRANTEE that GRANTOR:

(1)	is lawfully seised of such real estate and that it is free from encumbrances, subject only to those matters (Permitted Exceptions) identified on Exhibit 2 attached hereto;

(2)	has legal power and lawful authority to convey the same;

(3)	warrants and will defend the title to the real estate against the lawful claims of all persons.

Executed:                             , 2011

GRANTOR:
PROFESSIONAL VETERINARY PRODUCTS, LTD, a Nebraska corporation

By:
Name:
Title:

STATE OF NEBRASKA	)
) ss.
COUNTY OF DOUGLAS	)

This instrument was acknowledged and executed before me this             day of             , 2011 by             , who acknowledged to be the             of PROFESSIONAL VETERINARY PRODUCTS, LTD, a Nebraska corporation, on behalf of such company.

My Commission Expires:
Notary Public

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Schedule 4.6(A) - Page1

Schedule 4.4F

NON-FOREIGN AFFIDAVIT FOR ENTITY TRANSFER

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by PROFESSIONAL VETERINARY PRODUCTS, LTD, a Nebraska corporation (“Transferor”) hereby certifies as follows:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii);

3.	Transferor’s employer identification number is .

4.	Transferor’s office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and that, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

EXECUTED this             day of             , 2011.

PROFESSIONAL VETERINARY PRODUCTS, LTD, a Nebraska corporation

By:
Name:
Title:

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Schedule 4.4(F) - Page1

Schedule 4.17

BIDDING PROCEDURE

All parties wishing to submit a competing bid for the purchase of the Subject Property are to be governed by the following procedures (the “Auction and Bidding Procedures”):

A.	Bid Deadlines. All competing bids for the Subject Property must be made in writing and submitted so as to be received no later than November 15, 2011 at 4:00 p.m. Central Time (the “Bid Deadline”) to counsel for the Seller [to be filled in] and counsel for the Buyer [to be filled in] (“Notice Parties”).

B.	Qualified Bids. Only Qualified Bids are eligible for consideration at the Auction. A “Qualified Bid” is a bid that:

1.	States that the bidder offers to purchase the Subject Property on the terms and condition set forth in the Agreement (together with all schedules and exhibits thereto) marked to show the Bidder’s proposed amendments and modifications to the Agreement;

2.	Is submitted to the “Notice Parties” no later than the Bid Deadline, whereby the “Notice Parties” shall include all creditors of Seller’s bankruptcy estate as identified in such bankruptcy proceeding or as otherwise authorized by order of the Bankruptcy Court;

3.	Has a cash component and provides for the immediate payment of the Break-Up Fee in full to Buyer at Closing;

4.	Contains evidence that the Bidder submitting the bid has unrestricted and unconditional access to immediately available funds sufficient to purchase the Subject Property;

5.	Has a value greater than or equal to the sum of (i) the value of Buyer’s offer, (ii) the amount of the Break-Up Fee, plus (iii) $100,000 (the “Overbid Increment”);

6.	Is irrevocable until the Closing of a purchase of the Subject Property, either to Buyer or Bidder; and

7.	Is accompanied by a deposit (by means of a certified bank check from a U.S. bank or wire transfer delivered to an account designated by Seller), equal to or greater than the amount of the earnest money deposit under Section 1.2B of the Purchase Agreement plus the Break-up Fee. Such deposit either is to be returned to the Bidder if the Bidder’s Bid is not determined to be the best Qualified Bid, or retained and applied toward the Purchase Price at Closing of the sale to such Bidder.

Any person submitting a bid which satisfies the above requirements shall be deemed a “Qualified Bidder”.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Schedule 4.17 - Page1

C.	Auction. The Agreement executed by Buyer constitutes a Qualified Bid for all purposes. If the Seller does not receive any competing Qualified Bids, no auction need be conducted, and the Seller shall report that fact to the Court and proceed with a sale of the Subject Property to Buyer in accordance with the terms of the Agreement. If Seller does receive a competing Qualified Bid, Seller must conduct an auction (“Auction”) at a location designated by Seller at least three (3) business days before the Auction, on the date that is one (1) business day before the date of the Sale Hearing, beginning at , Central Time. In any such Auction:

1.	Only Buyer, Seller, their respective professionals, representatives of and counsel for the Committee, and a representative from the Office of the U.S. Trustee and any Qualified Bidders (and their professionals) are entitled to attend the Auction, and only Buyer and the Qualified Bidders are entitled to make any subsequent Qualified Bids at the Auction.

2.	The opening bid, which does not need to be re-submitted at the Auction, is the highest competing Qualified Bid submitted before the Auction by a Qualified Bidder (the “Opening Bid”), which must include the proposed purchase price, plus the Break-Up Fee and the Overbid Increment. Bidding at the Auction will continue with each successive bid exceeding the previous bid by no less than the Overbid Increment, until Seller in consultation with the Committee and the DIP Lender, determines the highest and best Qualified Bid.

3.	Any bid by Buyer over the Opening Bid must be in an amount no less than the last bid plus the Overbid Increment (giving Buyer credit for the Break-Up Fee). For the duration of the Auction, all bids by the Buyer include a credit bid amount for the Break-Up Fee and all bids by any other Qualified Bidder must include a cash component for the Break-Up Fee. If Buyer is the successful bidder at the close of the Auction, the Purchase Price shall be an amount equal to the Buyer’s winning bid as reduced by the credit for the Break-Up-Fee.

4.	Seller may announce at or before the Auction additional procedural rules that are reasonable under the circumstances (e.g. the amount of time allotted to make subsequent bids) for conducting the Auction so long as such rules are not inconsistent with the Auction and Bidding Procedures.

At least one (1) business day before the Auction, Seller shall give Buyer and all other Qualified Bidders a copy of the highest and best Qualified Bid received and copies of all other Qualified Bids. Seller shall inform Buyer and each Qualified Bidder expressing an interest in participating in the Auction of the identity of all Qualified Bidders that may participate in the Auction.

Real Estate Purchase and Sale Agreement Seller: Professional Veterinary Products, Ltd.	10067 South 134th Street, Omaha, NE Schedule 4.17 - Page2